PROMISSORY NOTE

$1,000,000.00	Date: June 5th, 2007

FOR VALUE RECEIVED, the undersigned EPOD International Inc., does hereby promise to pay to Peter Lacey (the "Lender"), the principal of one million ($1,000,000.00) dollars (the "Principal") in lawful money of Canada, to be paid as follows:

(a)        one million ($1,000,000.00) dollars together with interest as described below on the outstanding balance of the Principal on June 1, 2008.

The undersigned, EPOD International Inc., does hereby further promise to pay to the Lender interest on the outstanding balance of the Principal above, calculated from June 5, 2007, at the rate of four percent (4%) per annum.

As long as the payments due under this Promissory Note are not in default, the whole or any part of the Principal balance together with interest thereon may be paid out at any time without notice, bonus or penalty.

If the undersigned fail to pay on its due date, any payment of principal or interest pursuant to this Promissory Note, the outstanding balance of principal together with accrued interest shall immediately become due and payable at the option of the Lender.

Presentment for payment and notice of dishonour are hereby waived.

EPOD International Inc.	)
by its authorized signatory:	)
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Authorized Signatory -)